                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]      FILED BY A PARTY OTHER THAN THE R EGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         CENTENNIAL TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                         CENTENNIAL TECHNOLOGIES, INC.
                                  7 LOPEZ ROAD
                        WILMINGTON, MASSACHUSETTS 01887

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Centennial Technologies, Inc. (the "Company") to be held at 10:00 a.m., local time, on Wednesday, September 9, 1998 at the offices of Fleet Bank, One Federal Street, 8th Floor, Boston, Massachusetts 02110.

     At the Annual Meeting, you will be asked to elect seven (7) Directors of the Company and vote upon certain other corporate matters described in the Proxy Statement.

     Details of the matters to be considered at the Annual Meeting are contained in the Proxy Statement that we urge you to consider carefully. The Company's 1998 Annual Report, which is not part of the enclosed Proxy Statement, is also enclosed and provides additional information regarding the financial results of the Company. Holders of the Company's Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return your Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your Proxy.

                                        Sincerely,

                                        /s/ L. Michael Hone
                                        -------------------------------------
                                        L. MICHAEL HONE
                                        President and Chief Executive Officer


Wilmington, Massachusetts
July 20, 1998

                         CENTENNIAL TECHNOLOGIES, INC.
                                   7 LOPEZ ROAD
                        WILMINGTON, MASSACHUSETTS 01887

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, SEPTEMBER 9, 1998

                            ------------------------

To the Stockholders of CENTENNIAL TECHNOLOGIES, INC.:

     The Annual Meeting of Stockholders of CENTENNIAL TECHNOLOGIES, INC., a Delaware corporation, (the "Company"), will be held on Wednesday, September 9, 1998, at 10:00 a.m., local time, at the offices of Fleet Bank, One Federal Street, 8th Floor, Boston, Massachusetts 02110 for the following purposes:

        1.  To elect Directors of the Company for the ensuing year;

        2. To approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance under the plan from 3,000,000 shares to 6,000,000 shares;

        3. To approve an amendment to the Company's 1994 Formula Stock Option Plan to increase the number of shares of Common Stock reserved for issuance under the plan from 180,000 shares to 300,000 shares;

        4. To ratify the appointment of Ernst & Young L.L.P. as the independent accountants for the Company for the fiscal year ending March 31, 1999; and

        5. To consider and act upon any matters incidental to the foregoing and any other matters that may properly come before the meeting or any adjournment or adjournments thereof.

     All stockholders are invited to attend the Annual Meeting. Stockholders of record at the close of business on July 13, 1998, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof.

     In order to assure that a quorum is present at the Annual Meeting, please date, sign and promptly return the enclosed Proxy whether or not you expect to attend the meeting. A postage-prepaid envelope, addressed to American Securities Transfer and Trust, Inc., the Company's transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, your Proxy will, at your request, be returned to you and you may vote your shares in person.


                                            By Order of the Board of Directors


                                            DONALD R. PECK
                                            Secretary, Treasurer and General
                                            Counsel

Wilmington, Massachusetts
July 20, 1998

                         CENTENNIAL TECHNOLOGIES, INC.
                                  7 LOPEZ ROAD
                        WILMINGTON, MASSACHUSETTS 01887

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                    TO BE HELD WEDNESDAY, SEPTEMBER 9, 1998

     The enclosed Proxy is solicited by the Board of Directors of CENTENNIAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, September 9, 1998 at 10:00 a.m., local time, at the offices of Fleet Bank, One Federal Street, 8th Floor, Boston, Massachusetts 02110, and at any adjournment or adjournments thereof.

     Stockholders of record at the close of business on July 13, 1998 will be entitled to vote at the meeting or any adjournment thereof. On that date, 18,496,362 shares of common stock, $0.01 par value, of the Company (the "Common Stock") were issued and outstanding. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. There are no other voting securities of the Company.

     A report containing financial statements for the fiscal period ended March 31, 1998 ("Fiscal 1998") is being mailed herewith to all stockholders entitled to vote. References to Fiscal 1998 are to the twelve-month fiscal period ended March 31, 1998. References to Fiscal 1997 are to the nine-month fiscal period ended March 31, 1997. References to all other fiscal periods are to the fiscal year ending June 30 of that year (e.g., "Fiscal 1996" ended on June 30, 1996). This Proxy Statement and the accompanying Proxy were first mailed to stockholders on or about July 20, 1998.

     The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting, either in person or represented by a properly executed proxy, is necessary to constitute a quorum for the transaction of business at the meeting.

     Execution of a Proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. The Proxy may be revoked at any time before it is exercised by written notice to the Secretary prior to the meeting, or by giving to the Secretary a duly executed Proxy bearing a later date, or by voting in person by written ballot. The shares represented by all properly executed Proxies received in time for the meeting will be voted as specified therein. In the absence of a special notice, shares will be voted in favor of the election of Directors of those persons named in this Proxy Statement and in favor of all other items set forth herein.

VOTES REQUIRED

     The election of Directors will be determined by a plurality of the votes cast. The other proposals to be voted upon by the stockholders of the Company require the votes of a majority of the shares of Common Stock present at the meeting for passage.

     Abstentions and broker non-votes (which result when a broker holding shares for a beneficial holder in "street name" has not received timely voting instructions on certain matters from such beneficial holder and the broker does not have discretionary voting power on such matters) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulation of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY OWN OR MAY BE DEEMED TO CONTROL APPROXIMATELY 7.5% OF THE OUTSTANDING SHARES OF COMMON STOCK. THERE IS NO CUMULATIVE VOTING PROVIDED FOR IN THE COMPANY'S CERTIFICATE OF INCORPORATION. THE MEMBERS OF THE BOARD OF DIRECTORS HAVE INDICATED THEIR INTENT TO VOTE ALL SHARES OF COMMON STOCK OWNED OR CONTROLLED BY THEM IN FAVOR OF EACH PROPOSAL SET FORTH HEREIN.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Directors of the Company are elected annually and hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Shares represented by all Proxies received by the Board of Directors and not so marked as to withhold authority to vote for an individual nominee for Director, or for all nominees for Director, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors is aware of no reason why any such nominee should be unwilling to serve, but if such should be the case, Proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

     The following table sets forth the positions and offices currently held by each nominee with the Company, each nominee's principal occupation and business experience for the past five years, the names of other publicly held companies of which each nominee serves as a director, and each nominee's age and length of service as a Director of the Company. For information about the ownership of the Common Stock held by each nominee, see "Beneficial Ownership of Common Stock."

William J. Shea............  Chairman of the Board of Directors since November
                             1997; Chief Executive Officer of View Tech Inc., a publicly-traded single-source provider of voice, video and data equipment, network services and communications consulting services, since April 1998; director of View Tech Inc. since February 1998; Vice Chairman, Chief Financial Officer and Treasurer of BankBoston Corporation, a registered bank holding company with national and international operations, from 1993 to 1997; various positions with Coopers & Lybrand L.L.P., a public accounting firm, from 1974 to 1993, including most recently Vice Chairman and Senior Partner. Age 50; director of the Company since 1996.

John J. Shields............  Vice Chairman of the Board of Directors of the
                             Company since August 1996; General Partner of Boston Capital Ventures, a firm engaged in investing fund assets in private equities, since January 1998; President and Chief Executive Officer of King's Point Holdings, Inc., a company principally engaged in venture capital, technical consulting and cranberry cultivation, since 1993; President and Chief Executive Officer of Computervision Corporation, a publicly-traded company that provided computer-aided design solutions for complex mechanical and electrical systems, from 1990 to 1993; director of Ionics, Inc., a publicly-traded company principally engaged in separations technology. Age 59; director of the Company since 1996.

Eugene M. Bullis...........  Interim Chief Financial Officer of the Company
                             since February 1997; Senior Vice President and Chief Financial Officer of Physicians Quality Care, Inc., a company that provides practice management services for multi-specialty medical practice groups, since March 1998; director of Physicians Quality Care, Inc. since June 1998; Chief Financial Officer of Computervision Corporation, a publicly-traded company that provided computer-aided design solutions for complex mechanical and electrical systems, from October 1997 to January 1998; President of NYNEX Information Technologies, Inc., a subsidiary of NYNEX Corporation (now Bell Atlantic), a publicly-traded global communications and media corporation, from 1994 to 1996; Senior Vice President, Finance and Strategy of AGS Computers, Inc., also a subsidiary of NYNEX Corporation, from 1993 to 1994; Interim Executive and Business Consultant, since 1990. Age 53; nominee for Board of Directors.

Steven M. DePerrior........  Principal of Burke Group, a firm specializing in employee benefits and compensation consulting, since 1997; various positions with William M. Mercer, Inc., an international human resource consulting firm, from 1991 to 1997, most recently as Principal; director of Daniel Green Company, a shoe manufacturer located in Central New York State. Age 39, nominee for Board of Directors.

Jay M. Eastman, Ph.D.......  President and Chief Executive Officer of Lucid,
                             Inc., a manufacturer of confocal diagnostic medical imaging systems and OEM color and optical density measurement systems, since 1991; Senior Vice President of Strategic Planning of PSC Inc., a publicly-held manufacturer of hand-held and fixed-position laser based bar code scanners, scan engines and other scanning products, from 1996 to 1997; Executive Vice President of PSC Inc., from 1986 to 1995; director of PSC, Inc.; director of Electric Fuel Corporation, a publicly-held manufacturer of batteries for electric vehicles and portable equipment; director of Chapman Instruments, Inc., a manufacturer of precision surface profiling instruments; director of Dimension Technologies, Inc., a developer and manufacturer of 3D computer and video displays. Fellow of the Optical Society of America; honorary member of the Rochester Chapter of the Optical Society of America. Dr. Eastman is a named inventor on 17 United States patents and 1 European patent. Age 50; director of the Company since October 1997.

L. Michael Hone............  President and Chief Executive Officer of the
                             Company since August 1997; Chairman and Chief Executive Officer of PSC Inc., a publicly-held manufacturer of hand-held and fixed-position laser based bar code scanners, scan engines and other scanning products, from 1992 to 1997; director of Verax Systems, Inc., a company principally engaged in the design of statistical process control software; director of Rochester Healthcare Information Group, Inc., a company principally engaged in providing data processing management to the health care industry; director of Association for the Blind and Visually Impaired, Inc., a company principally engaged in assisting the blind and visually impaired to achieve vocational and social independence; director of AIM International, Inc. and AIM USA, Inc., trade associations for the automatic data capture industry; director of the Boy Scouts of America, Inc., Oceana County, New York Council. Mr. Hone is a named inventor on 5 United States patents. Age 48; director of the Company since August 1997.

David A. Lovenheim.........  Attorney at the law firm of Harris Beach & Wilcox,
                             L.L.P., since 1979, currently as a Partner in its Corporate and International Departments; Chairman of the Board of Lucid, Inc., a manufacturer of confocal diagnostic medical imaging systems and OEM color and optical density measurement systems; Chairman of the Board of Intercon Associates, Inc., a computer software company; director of Lenel Systems International, Inc., a developer and marketer of security and access control systems; director of Blue Lobster Software, Inc., a developer and marketer of host to internet software systems; director of Dimension Technologies, Inc., a developer and manufacturer of 3D computer and video displays; director of Infrared Components Corp., a developer and marketer of infrared sensor systems and cyro-packaging subsystems; director and Secretary of Waste Reduction by Waste Reduction, Inc., a developer, manufacturer and marketer of biological and regulated medical waste disposal systems; Trustee for the Center for Governmental Research, a Rochester, N.Y.-based not-for-profit public policy research organization; director of Redpoint Software, Inc., a developer and marketer of enterprise portfolio risk management solutions, from 1995 to June 1998; director of Council for Economic Action, Inc., a Boston-based research organization that studies international business relationships and urban economic development, from 1979 to 1995; director of Regulatory and Legislative Consultants, Inc., a private consulting firm focusing on regulatory policy regarding low-level radioactive wastes, from 1987 to 1995. Age 55, nominee for Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors established an Audit Committee and a Compensation Committee in July 1994, a Stock Option Committee in October 1994, an Executive Committee in January 1997 and a Special Committee in February 1997. The Board of Directors established a Special Committee in February 1997 to oversee and take such action as deemed appropriate in connection with the financial statements of the Company, the investigation of the company by the Securities and Exchange Commission (the "Commission"), the securities class action lawsuits filed against the Company, any and all criminal investigations involving the Company, the retention of experts and interim executive officers, the approval of press releases concerning the business and financial condition of the Company, and the designation of a spokesperson for the Company. The Board of Directors disbanded the Special Committee once its task was substantially completed. The Executive Committee did not meet and was disbanded in February 1997. There is currently no Nominating Committee. There were 8 meetings of the Board of Directors held during Fiscal 1998. Except for Mr. Pinez, each incumbent Director attended at least 75 percent of the total number of meetings of the Board of Directors. Except for J.P. Luc Beaubien, each incumbent Director attended at least 75 percent of the total number of meeting of the committees of the Board of Directors on which he served. Mr. Beaubien attended one of the two meetings of the Special Committee held during Fiscal 1998, and all of the meetings of the other committees on which he served.

     Members of the Audit Committee are J. P. Luc Beaubien and William M. Kinch, neither of whom is standing for reelection to the Board of Directors. The Audit Committee is responsible primarily for reviewing (i) the Company's financial results and recommending the selection of the Company's independent auditors;
(ii) the effectiveness of the Company's accounting policies, financial reporting and internal controls; and (iii) the scope of independent audit coverage, the fees charged by independent auditors, any transactions that may involve a potential conflict of interest, and internal control systems. The Board of Directors approved an Audit Committee Charter in January 1998. The Audit Committee met twice during Fiscal 1998.

     The Compensation Committee is composed of Messrs. Beaubien and Kinch. The Compensation Committee is responsible for negotiating and approving compensation arrangements for officers, employees, consultants and Directors of the Company, including, but not limited to, the granting of options pursuant to the Company's 1994 Stock Option Plan or otherwise. The Compensation Committee met once in Fiscal 1998.

     The Stock Option Committee is composed of Messrs. Beaubien and Kinch. The Stock Option Committee administers the Company's 1994 Stock Option Plan. The Stock Option Committee did not meet during Fiscal 1998.

     No Director or executive officer is related to any other Director or executive officer by blood or marriage.

COMPENSATION FOR DIRECTORS

     From April 12, 1994, the date of the Company's initial public offering, until July 1996, each non-employee Director was compensated $1,000 per year for each full year of service and $250 for each Board of Directors meeting attended. Since August 1996, each non-employee Director has been compensated at a rate of $500 for each Board of Directors meeting attended, and has received a pro-rata portion of the $1,000 annual stipend for the number of months served on the Board of Directors. Messrs. Beaubien, Kinch, Shea and Shields and Dr. Eastman each received $4,000, $4,000, $3,000, $3,500, and $0, respectively, from the Company as compensation for their services to the Company as a Director during Fiscal 1998. On October 23, 1997, Messrs. Beaubien, Kinch, Shea and Shields were granted an option each to purchase up to 50,000 shares of Common Stock at a price of $3.50 per share, all of which vested immediately. See "New Plan Benefits." On October 23, 1997, Dr. Eastman was granted an option to purchase up to 15,000 shares of Common Stock at a price of $3.50 per share that immediately vested and became exercisable.

     Mr. Beaubien received $76,125 in consulting fees and $6,604 in expense reimbursements in connection with services rendered to the Company during Fiscal 1998. Mr. Kinch received $71,500 in consulting fees and $12,202 in expense reimbursements during Fiscal 1998. See "Certain Transactions and Business Relationships."

EXECUTIVE OFFICERS AND MANAGEMENT OF THE COMPANY

     The executive officers and management of the Company, their ages and positions held in the Company, are as follows:

NAME                                  AGE                 POSITION
----                                  ---                 --------

L. Michael Hone.....................  48    President and Chief Executive
                                            Officer

Eugene M. Bullis....................  53    Interim Chief Financial Officer

Donald R. Peck......................  40    Secretary, Treasurer and General
                                            Counsel

Richard N. Stathes..................  52    Senior Vice President of Sales and
                                            Marketing

Jacques Assour......................  65    Senior Vice President of Operations

Kathleen C. Little..................  33    Vice President - Finance


     Executive officers are elected by and serve at the pleasure of the Board of Directors. The following is a brief summary of the background of each executive officer of the Company, with the exception of Messrs. Hone and Bullis, whose backgrounds are summarized above:

     Donald R. Peck, Secretary, Treasurer and General Counsel. Mr. Peck has served as the Company's Treasurer and General Counsel since September 1996, and as its Secretary since July 1997. From 1986 to 1996, Mr. Peck was an attorney at the law firm of Nutter, McClennen & Fish L.L.P. Mr. Peck holds a Bachelor of Science degree in Business Administration from the University of Rhode Island and a Juris Doctor degree from Cornell Law School.

     Richard N. Stathes, Senior Vice President of Sales and Marketing. Mr. Stathes joined the Company as its Senior Vice President of Sales and Marketing in September 1997. From 1992 until 1997, Mr. Stathes served as Vice President of Sales and Marketing for PSC Inc., a publicly-held manufacturer of hand-held and fixed-position laser based bar code scanners, scan engines and other scanning products. Mr. Stathes holds a Bachelor of Science degree in Business Administration from Syracuse University.

     Jacques Assour, Senior Vice President of Operations. Dr. Assour joined the Company as its Senior Vice President of Operations in September 1997. From 1995 until 1997, Dr. Assour provided electronics design and financial planning consulting services to various client companies, including Robotic Vision Systems, Inc. From 1990 until 1995, Dr. Assour served as Senior Vice President of Operations for PSC Inc., a publicly-held manufacturer of hand-held and fixed-position laser-based bar code scanners, scan engines and other scanning products. Dr. Assour is a named inventor on 5 United States patents. Dr. Assour holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering, and a Ph.D. in Electrophysics from Polytechnic Institute.

     Kathleen C. Little, Vice President -- Finance. Ms. Little joined the Company as its Controller in August 1996, and was promoted to Vice President - Finance in October 1997. From 1995 until 1996, Ms. Little served as Assistant Controller for Indigo America, Inc., a subsidiary of Indigo, N.V., a publicly-traded manufacturer of offset digital printers. From 1987 until 1995, Ms. Little held various positions at Coopers & Lybrand L.L.P., a public accounting firm, most recently as Audit Manager. Ms. Little is a Certified Public Accountant. Ms. Little holds a Bachelor of Science degree in Business Administration from the University of Massachusetts, Amherst.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than 10% of a Company's Common Stock, to file initial reports of ownership of Form 3 and reports of changes in ownership on Form 4 with the Commission and any national securities exchange on which the company's securities are registered. Executive officers, Directors and greater than 10% beneficial owners are required by the Commission's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and Directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with during Fiscal 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to Mr. Hone, the Company's President and Chief Executive Officer, and Mr. Ramaekers, the Company's former Interim Chief Executive Officer, with respect to services rendered to the Company during Fiscal 1998, Fiscal 1997 and Fiscal 1996 and the other executive officers who earned in excess of $100,000 in salary and bonus during Fiscal 1998 (each a "Named Executive Officer"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                              ANNUAL COMPENSATION      SECURITIES
                                                              --------------------     UNDERLYING
          NAME AND PRINCIPAL POSITION            YEARS(6)      SALARY      BONUS       OPTIONS(#)
          ---------------------------            ---------    --------    --------    ------------
L. Michael Hone(1).............................    1998       $ 28,846    $175,000      925,000
  President and Chief Executive Officer            1997             --          --           --
                                                   1996             --          --           --

Lawrence J. Ramaekers(2).......................    1998        373,398          --           --
  Former Interim Chief Executive Officer           1997        155,396          --      200,000
                                                   1996             --          --           --

John J. McDonald(3)............................    1998        174,389     164,653           --
  Former President and Vice President              1997        111,569          --      217,500
  of Sales and Marketing                           1996        117,981      23,220      200,000

Eugene M. Bullis(2)............................    1998        622,580          --           --
  Interim Chief Financial Officer                  1997        170,280          --           --
                                                   1996             --          --           --

Donald R. Peck(4)..............................    1998        153,846      75,000      150,000
  Secretary, Treasurer and General Counsel         1997         50,000      10,000           --
                                                   1996             --          --           --

Kathleen C. Little(5)..........................    1998         92,231      45,000       81,000
  Vice President -- Finance                        1997         45,385          --        4,200
                                                   1996             --          --           --

---------------
(1) On August 19, 1997, the Company granted Mr. Hone an option to purchase 925,000 shares of Common Stock at an exercise price of $1.375 per share. The option will vest and become exercisable ratably in thirds over three years beginning August 19, 1998.

(2) From February 1997 until August 1997, the Company paid the compensation of Mr. Ramaekers, the former Interim Chief Executive Officer of the Company, and Mr. Bullis, the Interim Chief Financial Officer of the Company, to Jay Alix & Associates, which employs Mr. Ramaekers and contracted with Mr. Bullis, and which contracts out management services to corporations, including the Company. Beginning in August 1997, the Company began paying Mr. Bullis directly for his services to the Company.

(3) Mr. McDonald received an annual car allowance from the Company of approximately $1,400, $5,400 and $7,200 in Fiscal 1998, Fiscal 1997 and Fiscal 1996. During fiscal 1995, the Company loaned Mr. McDonald a total of $40,000, of which $8,500 was repaid. During fiscal 1997, Mr. McDonald and the Company agreed that this loan would be forgiven should Mr. McDonald remain employed by the Company after August 31, 1997, a condition that was satisfied. Accordingly, the Company has forgiven the loan and included $31,500 as a bonus for fiscal 1998. On September 12, 1997, Mr. McDonald announced that he was resigning as a officer of the Company. Mr. McDonald will serve as a part-time employee of the Company through October 1, 1999. On October 1, 1996, the Company granted Mr. McDonald an option to purchase 217,500 shares of Common Stock at an exercise price of $20.53 per share. One-third of the option vested and became exercisable immediately, and two-thirds would have vested and become exercisable over the succeeding two years. On August 18, 1997, the Company agreed to reprice Mr. McDonald's option to purchase 217,500 shares of Common Stock at an exercise price of $2.30 per share, and extended the vesting period so that the option will vest and become exercisable ratably annually beginning October 1, 1997.

(4) On September 5, 1996, the Company granted Mr. Peck an option to purchase 15,000 shares of Common Stock at an exercise price of $16.8125 per share. The option would have vested in thirds over the succeeding three years. On July 31, 1997, the Company granted Mr. Peck an option to purchase 150,000 shares of Common Stock at an exercise price of $2.30 per share. One-third of the option vested and became exercisable on October 1, 1997, and two-thirds will vest and become exercisable over the succeeding two years. At the time Mr. Peck was granted the July 31, 1997 option, Mr. Peck agreed to release and waive irrevocably any and all rights to the September 5, 1996 option grant described above. On April 8, 1998, the Company granted Mr. Peck an option to purchase 15,000 shares of Common Stock at an exercise price of $1.625 per share. The option will vest and become exercisable over three years beginning April 8, 1999.

(5) On October 1, 1996, the Company granted Ms. Little an option to purchase 4,200 shares of Common Stock at an exercise price of $20.53 per share. The option would have vested and become exercisable over the succeeding three years. On August 18, 1997, the Company agreed to reprice Ms. Little's October 1, 1996 option to purchase 4,200 shares of Common Stock at an exercise price of $2.30 per share, and extended the vesting period so that the options will vest and become exercisable ratably annually beginning April 1, 1998. On August 18, 1997, the Company also granted Ms. Little an option to purchase 1,800 shares of Common Stock at an exercise price of $2.30 per share. The option will vest and become exercisable over three years beginning April 1, 1998. On October 23, 1997, the Company granted Ms. Little an option to purchase 75,000 shares of Common Stock at an exercise price of $3.50 per share. The option will vest and become exercisable over three years beginning October 23, 1998. On April 8, 1998, the Company granted Ms. Little an option to purchase 15,000 shares of Common Stock at an exercise price of $1.625 per share. The option will vest and become exercisable over three years beginning April 8, 1999.

(6) The amounts for Fiscal 1997 reflect the nine-month fiscal period ended March 31, 1997.

                          OPTION GRANTS IN FISCAL 1998

                                                 INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                            ------------------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF                                                      ANNUAL RATES OF STOCK
                            SECURITIES    PERCENTAGE OF TOTAL                              PRICE APPRECIATION FOR
                            UNDERLYING    OPTIONS GRANTED TO    EXERCISE OR                    OPTION TERM (3)
                              OPTIONS        EMPLOYEES IN       BASE PRICE    EXPIRATION   -----------------------
NAME                        GRANTED (1)    FISCAL PERIOD (2)      ($/SH)         DATE         5%           10%
----                        -----------   -------------------   -----------   ----------   ---------   -----------

L. Michael Hone...........    925,000            39.1%            $1.375        8/19/07    $701,221    $1,727,140
Lawrence J. Ramaekers.....          0             N/A                N/A            N/A         N/A           N/A
John J. McDonald (4)......    217,500             9.2%            $ 2.30         4/1/07    $275,802    $  679,313
Eugene M. Bullis..........          0             N/A                N/A            N/A         N/A           N/A
Donald R. Peck............    150,000             6.3%            $ 2.30         4/1/07    $190,208    $  468,492
Kathleen C. Little (5)....      1,800               *             $ 2.30         4/1/07    $  2,283    $    5,622
                                4,200               *             $ 2.30         4/1/07    $  5,326    $   13,118
                               75,000             3.2%            $ 3.50       10/22/07    $144,724    $  356,461

---------------
  * Less than one percent

(1) If approved by the stockholders, the Company intends to register the 3,000,000 additional shares of Common Stock to be reserved under its 1994 Stock Option Plan (the "Plan").

(2) In Fiscal 1998, options to purchase up to 2,366,000 shares of Common Stock were granted under the Plan to Company employees, including executive officers, and options to purchase up to 200,000 shares of Common Stock were granted under the Plan to non-employee Directors. Options to purchase 15,000 shares of Common Stock were granted under the Formula Plan to a non-employee Director. In Fiscal 1998, options to purchase 112,400 shares were exercised, and options to purchase 1,316,200 shares were cancelled under the Plan and made available for future grant. No options were purchased or cancelled under the Formula Plan.

(3) Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options as prescribed by the Commission and do not reflect the Company's belief in or estimate of future Common Stock price growth.

(4) An option was granted on October 1, 1996 to purchase 72,500 shares of Common Stock which was vested and immediately exercisable, and options to purchase an additional 72,500 options which would vest and be exercisable on each of October 1, 1997 and 1998. Subsequent to March 31, 1997, the exercise price of this option was adjusted to $2.30, and the vesting period was extended, with options to purchase 72,500 shares becoming vested and exercisable on October 1, 1997, and options to purchase an additional 72,500 shares becoming vested and exercisable on each of October 1, 1998 and 1999.

(5) An option was granted on October 1, 1996 to purchase 4,200 shares of Common Stock, which was to vest and become exercisable on each of October 1, 1997, 1998 and 1999. During fiscal 1998, the exercise price of this option was adjusted to $2.30, and the vesting period was extended, becoming vested and exercisable on April 1, 1998, April 1, 1999 and April 1, 2000.

 AGGREGATED OPTIONS EXERCISED IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

                                                                     NUMBER OF
                                                                     SECURITIES          VALUE OF
                                                                     UNDERLYING         UNEXERCISED
                                                                    UNEXERCISED        IN-THE-MONEY
                                         SHARES                    OPTIONS AT FY-       OPTIONS(1)
                                        ACQUIRED       VALUE      END EXERCISABLE/     EXERCISABLE/
NAME                                   ON EXERCISE    REALIZED     UNEXERCISABLE       UNEXERCISABLE
----                                   -----------    --------    ----------------    ---------------
L. Michael Hone......................       0            $0                   0/0     $    0/$809,375
Lawrence J. Ramaekers................       0            $0                   0/0     $    0/$      0
John J. McDonald.....................       0            $0       252,680/167,520     $1,350/$      0
Eugene M. Bullis.....................       0            $0                   0/0     $    0/$      0
Donald R. Peck.......................       0            $0        50,000/100,000     $    0/$      0
Kathleen C. Little...................       0            $0         1,400/ 83,800     $    0/$      0

---------------
(1) In-the-money options are those options for which the fair market value of the underlying share of Common Stock is greater than the exercise price of the option. The Company believes that the market value of the Common Stock as of March 31, 1998 was $2.25 per share, based on information reported by certain internet-based bulletin board services purporting to monitor trading activities. The Company is unable to verify the accuracy or completeness of such information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 30, 1998, the number and percentage ownership of the Common Stock by (i) all persons known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each Named Executive Officer (as defined herein) and Director, and (iii) all Directors and Named Executive Officers of the Company as a group.

                                                            NUMBER OF
                                                              SHARES
                                                           BENEFICIALLY   PERCENTAGE OF
                   BENEFICIAL OWNER(1)                       OWNED(2)         CLASS
                   -------------------                     ------------   -------------
L. Michael Hone (3)......................................     308,333          1.7%
Lawrence J. Ramaekers....................................          --           --
John J. McDonald (3).....................................     263,920          1.4%
Eugene M. Bullis.........................................          --           --
Donald R. Peck (3)(4)....................................      50,555            *
Richard N. Stathes.......................................       2,000            *
Jacques Assour...........................................          --           --
Kathleen C. Little (3)...................................       4,800            *
William J. Shea (3)(5)...................................     122,700            *
John J. Shields (3)......................................      98,332            *
J.P. Luc Beaubien (3)....................................      75,100            *
Jay M. Eastman (3).......................................      15,000            *
William M. Kinch (3)(6)..................................      74,960            *
Emanuel Pinez (7)........................................     338,735          1.8%
Steven M. DePerrior......................................          --           --
David A. Lovenheim.......................................          --           --
All directors and executive officers as a group (16
  persons)...............................................   1,389,435          7.5%

---------------
 *  Less than 1%.

(1) The address for all of these individuals, with the exception of Mr. Pinez, is Centennial Technologies, Inc., 7 Lopez Road, Wilmington, Massachusetts 01887. The address for Mr. Pinez is c/o Thomas R. Kiley, Esq., Cosgrove, Eisenberg & Kiley, P.C., One International Place, Boston, Massachusetts 02110.

(2) Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes the right to acquire, pursuant to the exercise of stock options, within 60 days after June 30, 1998, the following number of shares: 308,333 shares for Mr. Hone; 263,920 shares for Mr. McDonald; 50,000 shares for Mr. Peck; 4,800 shares for Ms. Little; 65,000 shares for Mr. Shea; 98,332 shares for Mr. Shields; 71,500 shares for Mr. Beaubien; 15,000 shares for Dr. Eastman; and 68,000 shares for Mr. Kinch.

(4) Includes 555 shares held in trust for the benefit of Mr. Peck's children. Mr. Peck is neither a trustee nor a beneficiary of such trust, and disclaims beneficial ownership of such shares.

(5) Includes 25,200 shares held by Mr. Shea's wife, and 500 shares held by Mr. Shea's son, as to both of which Mr. Shea disclaims beneficial ownership.

(6) Includes 5,300 shares held jointly by Mr. Kinch and his wife, and 460 shares held by Mr. Kinch's wife. Mr. Kinch disclaims beneficial ownership of the 460 shares held by his wife.

(7) The Company is unable to determine whether Mr. Pinez has any beneficial ownership of any additional shares of Common Stock. The shares listed here are those indicated in the records of the Company's stock transfer agent in the name of "Emanuel Pinez."

PERFORMANCE GRAPH

     The following graph and table demonstrate a comparison of cumulative total returns for (i) the Company's Common Stock, (ii) NASDAQ Market Index, and (iii) a Peer Group Index based upon the Company's Standard Industry Classification Number (the "SIC Code Index") for the period from April 12, 1994 (the date the Company's Common Stock began trading on the American Stock Exchange. The graph assumes an investment of $100 on April 12, 1994.

                5-YEAR CUMULATIVE TOTAL RETURN AMONG CENTENNIAL
           TECHNOLOGIES, INC., NASDAQ MARKET INDEX AND SIC CODE INDEX

                                [GRAPH OMITTED]

                           CENTENNIAL TECHNOLOGIES, INC.   SIC CODE INDEX   NASDAQ MARKET INDEX
4/12/94..................              100.00                  100.00             100.00
6/30/94..................              102.46                   83.89              99.15
9/30/94..................              165.87                  100.94             104.44
12/30/94.................              178.10                  113.35             102.34
3/31/95..................              222.01                  114.31             105.36
6/30/95..................              441.57                  141.06             115.26
9/29/95..................              450.09                  175.90             128.42
12/29/95.................              552.55                  176.64             127.39
3/29/96..................              512.30                  184.68             133.28
6/28/96..................              874.56                  203.36             143.15
9/30/96..................            1,255.12                  217.79             147.10
12/31/96.................            3,044.50                  223.42             154.02
3/31/97..................              204.92                  165.94             146.19
6/30/97..................              139.05                  210.63             172.95
9/30/97..................              285.42                  244.85             201.64
12/31/97.................               80.50                  220.03             188.93
3/31/98..................              131.73                  154.58             151.47

     The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make or endorse any predictions as to future Common Stock performance.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Company's Executive Compensation programs are administered by the Compensation Committee. This Compensation Committee, composed of Messrs. Beaubien and Kinch, is responsible for establishing the policies that govern base salary, short-term incentives, long-term incentives and perquisites for the Company's Senior Management Team. The Compensation Committee met on August 19, 1997 to discuss executive compensation issues. The Compensation Committee's executive compensation philosophy is to provide:

        - Competitive base salaries as compared to similarly sized high technology companies;

        - Annual incentive compensation which provides market incentives for the achievement of above plan performance; and

        - Long term incentive compensation that is consistent with industry practices and balances short-term and long-term decision making.

     In setting, reviewing and approving the cash compensation for all executive officers, the Compensation Committee reviews salaries annually. The Compensation Committee's policy is to fix base salaries at levels comparable to other executives in similarly sized companies with comparable experience levels.

     During Fiscal 1998, stock options to purchase shares of the Company's Common Stock were repriced to various employees of the Company. The Compensation Committee recommended to the Board of Directors the repricing of the October 1, 1996 options from an exercise price of $20.53 to $2.30 in order to provide the Company's employees renewed motivation. The Compensation Committee also decided to extend the vesting period for these repriced options so that they will vest and become exercisable at dates later than originally scheduled.

     Equity compensation in the form of stock options is designed to provide long-term incentives to executive officers and other Company employees. The options have been granted in order to motivate these Company employees to maximize stockholder value. Generally, options granted to the Company's employees expire ten years after the date of grant. In addition, the Company has a policy of awarding stock options at not less than the fair market value at the date of grant. As a result of this policy, executives and other Company employees are rewarded economically only to the extent that the Stockholders also benefit through appreciation in the value of the Company.

     Options granted to Company employees are used to attract qualified personnel or granted to existing employees based on such factors as individual initiative, achievement and performance. The Compensation Committee generally reviews the option holdings of each of the executive officers, including exercise price and the then current value of unexercised options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of the Company's stockholders.


                                       By the Compensation Committee Members

                                       J.P. Luc Beaubien
                                       William M. Kinch
                                       March 23, 1998

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     On August 19, 1997, the Company entered into an employment agreement with
L. Michael Hone, the Company's President and Chief Executive Officer (the "Hone Agreement"), as well as a non-competition and non-solicitation agreement, and an invention and non-disclosure agreement. The Hone Agreement provides for: (i) a salary of $50,000 per annum; (ii) a guaranteed bonus for the first twelve months following execution of the Hone Agreement of $100,000; (iii) a signing bonus of $175,000 payable in the amounts of $75,000 on January 1, 1998 and $100,000 on April 28, 1998; and (iv) a
retention bonus of $450,000 payable on May 15, 2000. The Hone Agreement also provides for: (i) the awarding of an option to purchase 925,000 shares of Common Stock at $1.375 per share, which vests over the first, second and third anniversaries of employment with the Company; (ii) reimbursement of relocation expenses; (iii) a monthly stipend of $1,000 for expenses associated with his position; (iv) a loan of up to $25,000 if Mr. Hone should sell his home in Rochester, New York at a loss as a result of his relocation to Massachusetts; and (v) all benefits offered to the Company's executive officers generally. If Mr. Hone were discharged during his first year of employment, he would be entitled to his annual salary and monthly stipend for a period of twelve months, as well as his signing bonus and a pro-rata portion of his retention bonus. If Mr. Hone were discharged without cause after his first year of employment, he would be entitled to his annual salary and monthly stipend for a period of twelve months, as well as a pro-rata portion of his retention bonus.

     The Company entered into an employment agreement, effective as of February 1, 1997, with Donald R. Peck, the Company's Secretary, Treasurer and General Counsel (the "Peck Agreement"). The Peck Agreement provides for: (i) a salary of $150,000 per annum; (ii) a bonus of $75,000; (iii) an option grant to purchase 150,000 shares of Common Stock at $2.30 per share (which vests ratably on October 1, 1997, 1998 and 1999); and (iv) all benefits offered to other executive officers of the Company generally. If Mr. Peck is terminated without cause, as defined in the Peck Agreement, the Company will be obligated to pay him a severance amount equal to six (6) months of his then current annual salary, and for a period of six (6) months thereafter provide him with all of the health and insurance benefits to which he was entitled at the time of his termination.

     The Company entered into an employment agreement, effective as of September 15, 1997, with Richard N. Stathes, the Company's Senior Vice President of Sales and Marketing (the "Stathes Agreement"). The Stathes Agreement provides for: (i) a salary of $165,000 per annum; (ii) an automobile allowance of $700 per month;
(iii) an option grant to purchase 225,000 shares of Common Stock at $2.4375 per share (which vests ratably on the first, second and third anniversaries of employment); and (iv) and all benefits offered to other executive officers of the Company generally. If Mr. Stathes is terminated without cause, as defined in the Stathes Agreement, the Company will be obligated to pay him a severance amount equal to three (3) months of his then current annual salary, and for a period of three (3) months thereafter provide him with all of the health and insurance benefits to which he was entitled at the time of his termination.

     The Company entered into an employment agreement, effective as of September 15, 1997, with Jacques Assour, Ph.D., the Company's Senior Vice President of Operations (the "Assour Agreement"). The Assour Agreement provides for: (i) a salary of $125,000 per annum; (ii) a housing allowance of $1,000 per month;
(iii) an option grant to purchase 125,000 shares of Common Stock at $2.4375 per share (which vests ratably on the first, second and third anniversaries of employment); and (iv) all benefits offered to other executive officers of the Company generally. If Dr. Assour is terminated without cause, as defined in the Assour Agreement, the Company will be obligated to pay him a severance amount equal to two (2) months of his then current annual salary, and for a period of two (2) months thereafter provide him with all of the health and insurance benefits to which he was entitled at the time of his termination.

     The Company entered into an employment agreement, effective as of April 1, 1997, with John J. McDonald, the Company's Former Vice President of Sales and Marketing (the "McDonald Agreement"). The Employment Agreement provided for: (i) a salary of $168,750 per annum; (ii) a bonus of $84,375; (iii) the forgiveness of a promissory note dated July 5, 1995 with a remaining principal balance of $31,500; (iv) the repricing of an option to purchase 217,500 shares of Common Stock to $2.30 per share (which vests on October 1, 1997, 1998 and 1999); (v) an automobile allowance of $700 per month, and (vi) all benefits offered to other executive officers of the Company generally. Effective September 12, 1997, Mr. McDonald resigned as an officer of the Company. Pursuant to an agreement entered into between the Company and Mr. McDonald, Mr. McDonald will act as a part-time employee of the Company through October 1, 1999. Mr. McDonald will receive from the Company his regular base salary through March 31, 1998, and thereafter be paid $350 per month through August 1, 1998. In addition, Mr. McDonald has agreed not to compete with the Company through August 1, 1999.

     The Company entered into an employment agreement, effective as of February 1, 1997, with Kathleen C. Little, the Company's Vice President -- Finance (the "Little Agreement"). The Little Agreement provides for: (i) a salary of $90,000 per annum; (ii) a bonus of $45,000; and (iii) all benefits offered to other executive officers of the Company generally. If Ms. Little is terminated without cause, as defined in the Little Agreement, the Company will be obligated to pay her a severance amount equal to six (6) months of her then current annual salary, and for a period of six (6) months thereafter provide her with all of the health and insurance benefits to which she was entitled at the time of her termination.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

  Indebtedness of Management

     During Fiscal 1995, the Company loaned John J. McDonald, former President and Vice President of Sales and Marketing of the Company, a total of $40,000. $8,500 of this loan was repaid, and $31,500 of this loan remained outstanding. During fiscal 1998, the Company agreed to forgive this loan should Mr. McDonald remain employed by the Company after August 31, 1997, a condition that was satisfied. Accordingly, the Company has forgiven the loan.

  Transactions with BankBoston Corporation

     William J. Shea, who has served as a Director of the Company since August 1996 and Chairman of the Board since November 1997, resigned in July 1997 as the Vice-Chairman, Chief Financial Officer and Treasurer of BankBoston Corporation ("BankBoston"). In November 1995, the Company renewed its revolving line of credit with BankBoston, pursuant to which the Company could borrow up to the lesser of (i) $7.5 million, or (ii) an amount based on the Company's eligible accounts receivable and inventory. In November 1996, the Company increased its revolving and term facilities with BankBoston, pursuant to which the Company could borrow up to (x) $25 million, or (y) an amount based on the Company's eligible accounts receivable and inventory. These credit agreements were collateralized by substantially all of the assets of the Company. In addition, the Company was required to comply with certain covenants relating to the Company's net worth and indebtedness, among others. In February 1997, BankBoston issued a notice of default with regard to the Company's borrowings under the credit facilities. From February 1997 through August 1997, BankBoston and the Company executed four forbearance agreements by which BankBoston agreed not to proceed on exercising its rights with regard to its collateral. On August 15, 1997, the Company paid in full its obligations to and cancelled its credit arrangements with BankBoston.

  Transactions with William M. Kinch

     The Company contracted with Kinch Associates, Inc. of which William M. Kinch, a Director of the Company, is a principal, for consulting services, principally in the areas of manufacturing development and procurement activities. During Fiscal 1998, the Company paid Kinch Associates, Inc. $71,500 for services provided by Mr. Kinch and $12,202 for expense reimbursements. In August 1997, the Company terminated this consulting contract.

  Transactions with J.P. Luc Beaubien

     The Company contracted with The Boston Agent, of which J.P. Luc Beaubien, a Director of the Company, is a principal, for consulting services, principally in the areas of financing activities. During Fiscal 1998, the Company paid The Boston Agent $76,125 for services provided by Mr. Beaubien and $6,604 for expense reimbursements. In August 1997, the Company terminated this consulting contract.

  Transactions with WebSecure, Inc.

     As of March 31, 1997, the Company held a minority interest in WebSecure, Inc., a provider of internet services ("WebSecure"). John J. Shields, Vice Chairman of the Board of Directors of the Company, served as Chairman of the Board of Directors of WebSecure, from April 1996 to November 1996.

     In November 1995, the Company purchased 350,000 shares of common stock of WebSecure for $10,000. In November 1995, the Company guaranteed the payment obligations of WebSecure under a lease for offices of WebSecure, and in September 1996, guaranteed the payment obligations of WebSecure under a lease for capital equipment. The aggregate rental payments under both leases totaled approximately $950,000 as of September 10, 1996. The Company made no payments in connection with these guarantees, both of which have expired. On April 8, 1996, the Company purchased 139,750 shares of WebSecure common stock for $559,000 in connection with a private placement of such common stock, through which WebSecure raised $2,000,000.

     In April 1996, WebSecure granted a non-qualified stock option to John J. Shields to purchase 100,000 shares of WebSecure common stock at an exercise price of $4.00 per share, exercisable between April 30, 1997 and April 29, 2000. Such option was forfeited when Mr. Shields terminated his relationship with WebSecure in November 1996.

     During fiscal 1996, the Company from time to time made loans to WebSecure, which loans bore interest at the rate of 9% per annum and were due on demand. These loans were repaid out of a portion of the proceeds of the initial public offering of WebSecure common stock in December 1996.

     In connection with WebSecure's initial public offering, the Company realized a gain of $1.2 million from the sale of a portion of its investment. In August 1997, the Company sold its remaining investment in WebSecure. The Company has deferred recognition of any gain on the sale of WebSecure stock pending final resolution of certain litigation described in Note 16 of Notes to Consolidated Financial Statements.

     During fiscal 1998, the Company sold its remaining investment in WebSecure to an unaffiliated third party for $125,000.

  Transactions with Triple I Corporation (Currently Industrial Imaging, Inc.)

     As of March 31, 1997, the Company held a minority interest in Triple I Corporation, a then privately held manufacturer of optical equipment ("Triple I"). Emanuel Pinez, the former Chief Executive Officer, Secretary and Chairman of the Board of Directors of the Company, served as a director of Triple I from February to August 1996. Mr. A. Uri Levy, who served as President of the Company from February 1995 to August 1996, as Chief Operating Officer of the Company from September 1994 to August 1996, and as a Director of the Company from December 1994 to August 1996, also served as a director of Triple I.

     As of June 30, 1996, the Company owned 700,000 shares of Triple I common stock. During Fiscal 1996, the Company purchased a total of 500,000 shares of Triple I common stock for $500,000. In addition, on June 17, 1996, the Company purchased 200,000 shares of Triple I common stock in exchange for the cancellation of a $200,000 promissory note, described below.

     In November 1995, the Company loaned Triple I $95,000, which was evidenced by a promissory note that bore interest at the rate of 10% per annum and matured on May 14, 1997. This promissory note was repaid in full on February 8, 1996. In connection with this loan, Triple I issued to the Company warrants to purchase 95,000 shares of Triple I common stock, exercisable until November 13, 1998.

     In March 1996, the Company entered into an agreement with Triple I, whereby in exchange for a lump sum payment of $200,000, the Company agreed to purchase certain components for Triple I, subject to full reimbursement from Triple I of the cost of the components within ten days following the sale by Triple I of the products containing such components purchased by the Company. The agreement expired June 30, 1997. Cumulative purchases by the Company on behalf of Triple I under this arrangement amounted to $1.4 million.

     In May 1996, the Company loaned $200,000 to Triple I, which was evidenced by a promissory note that bore interest at the rate of 10% per annum and matured on May 17, 1997. This promissory note was canceled on June 17, 1996 in exchange for the issuance of 200,000 shares of Triple I common stock to the Company.

     During Fiscal 1997, Triple I defaulted on certain of its payment obligations and the Company determined that Triple I was unable to repay the Company for any of the material purchased, and also determined that the value of the equity investment was permanently impaired. On May 20, 1997, the Company agreed to convert its accounts receivable into common stock of Triple I, and has recorded a valuation reserve equal to the carrying value of the investment as of March 31, 1997. Pursuant to this agreement, the Company has received an additional 600,000 shares of Triple I common stock.

     During fiscal 1998, the Company sold its investment in Triple I for $550,000.

  Transactions with Infos International, Inc.

     During Fiscal 1997, the Company acquired a 38% interest in Infos International, Inc., a supplier of intelligent hand-held data collection equipment for route and shop floor accounting. The President of Infos, Thomas J. Kinch, is the brother of William M. Kinch, a Director of the Company. The purchase price amounted to approximately $7 million, consisting of approximately $3 million in cash and 230,000 shares of Common Stock with a market value of approximately $4 million at date of acquisition. On February 6, 1998, the Company, Infos and the stockholders of Infos entered into a transaction whereby the Company agreed to return its shares of Infos in exchange for an agreement to sell to Infos inventory and equipment arising from the contract manufacturing relationship between Infos and Century Electronics Manufacturing, Inc., a former affiliate of the Company, which relationship was terminated. The parties have also agreed to exchange mutual releases of any claims arising from the original acquisition agreement. The full amount of the investment cost of $7 million has been written off. The recorded loss of $6 million reflects the use by Infos of $1 million of the original cash proceeds to repay an obligation of that amount due to Centennial from an Infos subsidiary, Information Capture Corporation ("ICC"). This obligation originally arose in Fiscal 1995, prior to Infos' acquisition of ICC, in connection with a sales transaction that was determined in the Company's financial review not to be bona fide. The effect of the adjustment is to reflect $1 million of the investment cost as a reduction of sales and net income in Fiscal 1995, and the remainder as loss on investment activities in Fiscal 1997.

                                 PROPOSAL NO. 2

PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN FROM 3,000,000 SHARES TO 6,000,000 SHARES

GRANT OF OPTIONS UNDER THE PLAN

     Pursuant to the terms of the Company's 1994 Stock Option Plan (the "Plan"), as of June 30, 1998, options to purchase 5,604,400 shares of Common Stock had been granted to executive officers, other employees and Directors of the Company, of which options to purchase 785,700 shares of Common Stock had been exercised and options to purchase 1,510,400 shares had been cancelled and were available for future grant under the Plan. As of June 30, 1998, the Company had granted options to purchase 1,540,200 shares of Common Stock to all current executive officers as a group, and had granted options to purchase 1,609,100 shares of Common Stock to all employees, including all current officers who are not executive officers, as a group. The fair market value of Common Stock underlying the options as of June 30, 1998 was $1.218 per share. If this proposed amendment is approved by the stockholders, 1,316,000 shares of Common Stock would be available for issue upon exercise of stock options available for future grant by the Company.

     The class of persons who will be eligible to participate in the increase in the number of shares of Common Stock reserved for issuance under the Plan include employees, Directors and consultants to the Company, which currently total approximately 120 people. The basis for participation in the new plan benefits, and the benefits and amounts that will be received by or allocated to specific employees, Directors or consultants, has not yet been determined.

THE PLAN

     The purpose of the Plan is to strengthen the ability of the Company to attract and retain well-qualified executive and managerial personnel and to provide additional incentive to the Company's employees and officers to contribute to the success of the Company, and thereby to enhance stockholder value. All employees (including employee Directors) are eligible for incentive stock options (as defined under Section 422 of the Internal Revenue Code, as amended) as well as "non-qualified options" (options not intended to qualify as incentive stock options). Under the plan, non-employees are eligible for non-qualified options. The Plan was originally adopted on January 10, 1994.

     For each option granted under the Plan, the per share exercise price of the Common Stock is determined by the Board of Directors at the time an option is granted. In the case of incentive stock options, the exercise price may not be less than the fair market value of the shares covered thereby at the time the incentive stock option is granted (but in no event less than par value), provided that no incentive stock option may be granted under the Plan to any regular employee of the Company or of a stock corporation of which the Company directly or indirectly owns a majority of the voting common or capital stock (an "Affiliated Corporation"), if at the time of grant such employee directly or indirectly owns shares of Common Stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company and its Affiliated Corporations, unless the exercise price of the incentive stock option equals no less than 110% of the fair market value of the shares covered thereby at the time the incentive stock option is granted.

     Options under the Plan must be granted within ten years from the effective date of the Plan. Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant, except that incentive stock options issued to an employee who at the time such option is granted owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company are limited to five year terms.

     The Board of Directors has the right to amend or terminate the Plan. However, no amendment may be made to (i) increase the number of shares of Common Stock reserved for issuance under the Plan, (ii) change the class of employees eligible under the Plan, or (iii) materially increase the benefits which may accrue to participants under the Plan without submitting any such amendment to the Company's stockholders for approval. The Board of Directors may change the aggregate number and classes of shares for which options may be granted under the Plan upon certain changes in the capital structure of the Company, including stock dividends, stock splits, recapitalizations, mergers, consolidations, or other relevant changes. No amendments to, or termination of, the Plan may impair the rights of any individual under options previously granted without such individual's consent. The Plan terminates no later than January 2004. Any options outstanding under the Plan at the time of termination remain outstanding until such options expire.

     As option grants under the Plan to employees are discretionary, except for options to purchase 1,351,600 shares of Common Stock which the Company became contractually obligated to grant during Fiscal 1998 and thereafter, the Company cannot now determine the number of options to be received by any person. The number and recipient of such options shall be determined by the Board of Directors, or a committee thereof, pursuant to the terms of the Plan.

                               NEW PLAN BENEFITS
                             1994 STOCK OPTION PLAN

NAME AND POSITION                                             DOLLAR VALUE ($)   NUMBER OF UNITS
-----------------                                             ----------------   ---------------

L. Michael Hone, President and Chief Executive Officer......        N/A                    0
Donald R. Peck, Secretary, Treasurer and General Counsel....        N/A               15,000
Richard N. Stathes, Senior Vice President of Sales and
  Marketing.................................................        N/A              225,000
Jacques Assour, Ph.D., Senior Vice President of
  Operations................................................        N/A              125,000
Kathleen C. Little, Vice President -- Finance...............        N/A               90,000
Executive Group.............................................        N/A              605,000
Non-Executive Director Group................................        N/A              200,000
Non-Executive Officer Employee Group........................        N/A              546,600

FEDERAL INCOME TAX CONSEQUENCES

     No income tax obligation will arise for the optionee of the Company upon the granting of either incentive stock options or non-qualified stock options under the Plan. Upon the exercise of a non-qualified stock option, an optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value on the date of exercise of the stock acquired over the exercise price of the option. Thereupon, the Company will be entitled to an income tax deduction in an amount equal to the ordinary income recognized by the optionee. Any additional gain or loss realized by an optionee on disposition of the shares generally will be capital gain or loss to the optionee (long- or short-term depending on the period of time the shares were held) and will not result in any additional income tax deduction to the Company.

     Upon the exercise of an incentive stock option, an optionee recognizes no immediate taxable income. The income tax cost is deferred until the optionee sells the shares of stock received upon exercise of the option if the optionee does not dispose of the option shares within two years from the date the option was granted and within one year after the exercise of the option, and the option is exercised no later than three months after the termination of the optionee's employment. Upon the sale of the option shares in accordance with the holding period described above, the optionee will recognize the gain on the sale as long term capital gain. Subject to the limitations in the Plan, certain of these holding periods and employment requirements are liberalized in the event of the optionee's death or disability while employed by the Company. The Company is not entitled to any income tax deduction in connection with the grant, exercise or disposition of incentive stock options, except that if the stock is not held for the full term of the holding period outlined above, the gain on the sale of such stock, being the lesser of (i) the fair market value of the stock on the date of exercise minus the option price, or (ii) the amount realized on disposition of the option shares minus the option exercise price, will be taxed to the optionee as ordinary income and the Company will be entitled to a deduction in the same amount. Any additional gain or loss realized by an optionee upon disposition of shares prior to the expiration of the full term of the holding period outlined above generally will be capital gain or loss to the optionee (long- or short-term depending on the period of time the shares were held) and will not result in any additional income tax deduction to the Company. The "spread" upon exercise of an incentive stock option constitutes a income tax preference item within the computation of the "alternative minimum tax" under the Internal Revenue Code. The income tax benefits which might otherwise accrue to an optionee may be affected by the imposition of such income tax if applicable to the optionee's individual circumstances.

     This description of the federal income tax consequences of the Plan will not be updated to reflect possible changes in federal tax laws, rules and regulations. No person should rely on the description above as providing tax advice, and should instead rely on their own tax advisor.

RECOMMENDATION AND VOTE

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock reserved for issuance under the 1994 Stock Option Plan is advisable and in the best interests of the Company. Accordingly, the Board of Directors recommends a vote FOR the approval of Proposal No. 2.

                                 PROPOSAL NO. 3

     PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1994 FORMULA STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE FORMULA PLAN FROM 180,000 SHARES TO 300,000 SHARES

     On October 22, 1997, the Board of Directors approved a resolution to amend the Company's 1994 Formula Stock Option Plan (the "Formula Plan") to increase the number of shares of Common Stock reserved for issuance under the Formula Plan from 180,000 shares to 300,000 shares, subject to the approval of the Company's stockholders.

     On December 6, 1994, the Company's stockholders approved the Formula Plan. The purpose of the Formula Plan is to encourage non-employee Directors who are in a position to make significant contributions to the success of the Company and of its affiliated corporations to acquire a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on behalf of the Company. On November 6, 1996, the Company's stockholders amended the Formula Plan to increase the exercise price of options granted under the Formula Plan to a non-employee Director upon his or her first election as a Director from 85% of the fair market value of the shares of Common Stock on the date of grant to 100% of the fair market value of the shares of Common Stock on the date of grant.

     The Company has reserved 180,000 shares of Common Stock for issuance upon exercise of options that have been or may be granted under the Formula Plan. The Formula Plan provides that each non-employee Director who has been elected as a Director for the first time receives on the date he or she becomes a Director options to purchase a total of 15,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant (the "Initial Options"). The Initial Options vest and are exercisable on the date of grant. The Formula Plan also provides for the Company to grant to each of its non-employee Directors who has served as a Director of the Company for at least one full year, annual options to purchase a total of 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant (the "Annual Options"). The Annual Options are granted on the first business day immediately following the Company's annual meeting of stockholders only if the recipient is a Director on the date of the grant and has attended, during the Company's fiscal year immediately preceding the grant, at least 75% of meetings of the Board of Directors and the committees on which the Director has served. The Annual Options vest and become exercisable one year following the date of the grant.

     As of June 30, 1998, options to purchase 144,000 shares of Common Stock had been granted to non-employee Directors under the Formula Plan, of which options to purchase 74,500 shares of Common Stock had been exercised. Options to purchase 69,500 shares of Common Stock have been granted and remain available for exercise at prices ranging from $2.33 to $29.375 per share. The fair market value of Common Stock underlying the options as of June 30, 1998 was $1.218 per share.

     The Board of Directors has the right to amend or terminate the Plan. However, no amendment may be made to (i) increase the number of shares of Common Stock reserved for issuance under the Formula Plan, or (ii) change the price at which options may be granted under the Formula Plan, without submitting any such amendment to the Company's stockholders for approval. The Board of Directors may change the aggregate number and classes of shares for which options may be granted under the Plan upon certain changes in the capital structure of the Company, including stock dividends, stock splits, recapitalizations, mergers, consolidations, or other relevant changes. No amendments to, or termination of, the Plan may impair the rights of any individual under options previously granted without such individual's consent. The Plan terminates no later than October 2004. Any options outstanding under the Plan at the time of termination remain outstanding until such options expire.

     The following benefits will be received by or allocated to the following groups following the next annual meeting of stockholders if the proposed slate of Directors and the proposal regarding an increase in the number of shares reserved for issuance under the Formula Plan are approved by the stockholders:

                               NEW PLAN BENEFITS
                         1994 FORMULA STOCK OPTION PLAN


NAME AND POSITION                             DOLLAR VALUE ($)   NUMBER OF UNITS
-----------------                             ----------------   ---------------

Non-Executive Director Group................        N/A              51,000


FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax treatment of options under the Formula Plan.

     All options under the Formula Plan are nonstatutory options. No taxable income is recognized by the optionee upon the grant of an option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee.

     The optionee will have a basis in the shares acquired upon exercise of the option equal to the option price plus any ordinary income recognized. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held more than one year.

     This description of the federal income tax consequences of the Plan will not be updated to reflect possible changes in federal tax laws, rules and regulations. No person should rely on the description above as providing tax advice, and should instead rely on their own tax advisor.

RECOMMENDATION AND VOTE

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock reserved for issuance under the 1994 Formula Stock Option Plan is advisable and in the best interests of the Company. Accordingly, the Board of Directors recommends a vote FOR the approval of Proposal No. 3.

                                 PROPOSAL NO. 4

     PROPOSAL TO RATIFY AND CONFIRM THE APPOINTMENT OF ERNST & YOUNG L.L.P. AS THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1999

     The Board of Directors of the Company, upon the recommendation of its Audit Committee, has appointed Ernst & Young L.L.P. ("Ernst & Young") as independent accountants to examine the Company's consolidated financial statements for the fiscal year ending March 31, 1999 and to render other professional services as required.

     The appointment of Ernst & Young is being submitted to stockholders for ratification. PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P., which became PricewaterhouseCoopers LLP ("PwC") on July 1, 1998) served as the Company's independent accountants from 1994 through fiscal 1998.

     In June 1998, the Company requested proposals from several independent accounting firms to provide auditing and tax services for the Company. On July 6, 1998, the Company's independent accountants, PwC, advised the Company that they did not intend to submit a proposal. On July 7, 1998, the Company selected Ernst & Young and engaged them as independent auditors. The selection of accountants was made by the Audit Committee of the Board of Directors of the Company. None of the reports of PwC on the financial statements of the Company for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for the report on the financial statements for the nine month period ended March 31, 1997, which noted that significant and recurring losses from operations, accumulated deficit and the absence of a final shareholder settlement raised substantial doubt about the Company's ability to continue as a going concern.

     In connection with its audits for the two most recent fiscal years and through July 6, 1998, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years, except as set forth in the following paragraphs.

     On January 29, 1997, prior to the Company's announcement of its results for the quarter ended December 31, 1996, PwC met with management and raised questions regarding the treatment of certain accounting transactions which were included in the Company's results. Management agreed to communicate with the Audit Committee and then with PwC prior to announcing earnings. On January 30, 1997, the Company announced the quarter's earnings, which included the questioned amounts without informing PwC. As a result of the announcement, PwC requested a meeting with the Audit Committee to discuss the disagreements. PwC informed the Audit Committee that they would need to perform extensive procedures to obtain sufficient information to address the issues raised in the disagreements, and that, if the Company was not willing to authorize such procedures, PwC would be required to contact the Securities and Exchange Commission and inform them of the potential misstatement of results. The Audit Committee directed PwC to expand its procedures, which PwC began immediately.

     On February 10, 1997, the Company's Board of Directors reviewed information that raised significant questions as to whether previously reported financial results contained material misstatements. A special committee consisting of independent members of the Company's Board of Directors, with the assistance of outside counsel and PwC, conducted an investigation regarding the financial statements and business affairs of the Company. The results of the investigation, which included significant restatements of financial statements for the prior three fiscal years and interim periods, are more fully described in the Company's Form 10-K/A filed in April 1998.

     The Company had the following "reportable event" as required to be reported in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 with respect to the Company's fiscal year ended March 31, 1997.

     Subsequent to the February 10, 1997 review of information as described above, the Board of Directors took remedial actions with respect to certain members of senior management, including the termination or suspension of employment. In connection with these events, PwC advised the Board of Directors it could no longer rely on representations made by prior management or the financial statements prepared by prior management.

     Representatives of Ernst & Young and PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     At the time this proxy statement was printed, the Company's management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares represented by such proxy according to their best judgment.

                            SOLICITATION OF PROXIES

     The solicitation of proxies is made by the Company, and the cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, officers and employees of the Company may solicit in person or by telephone. The Company may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

                             REVOCATION OF PROXIES

     Subject to the terms and conditions set forth herein, all proxies received by the Company will be effective, notwithstanding the transfer of the shares to which such proxies relate, unless prior to the Annual Meeting the Company receives written notice of revocation signed by the person who, as of the record date, was the registered holder of such shares. Such notice of revocation must indicate the certificate number or numbers of the shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

                             STOCKHOLDER PROPOSALS

     A proposal by a stockholder for inclusion in the Company's proxy statement and form of proxy for the 1999 annual meeting of stockholders must be received by the Company at 7 Lopez Road, Wilmington, Massachusetts 01887, Attention:
Donald R. Peck, Secretary, Treasurer and General Counsel of the Company, on or before February 10, 1999 in order to be eligible for inclusion.

                                 ANNUAL REPORTS

     The Company is providing to each stockholder, without charge, a copy of the Company's annual report, including the financial statements and related schedules for Fiscal 1998.



                                            By Order of the Board of Directors,

                                            DONALD R. PECK
                                            Secretary, Treasurer and General
                                            Counsel


Wilmington, Massachusetts
July 20, 1998

     THE MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.

PROXY                                                                      PROXY
                         CENTENNIAL TECHNOLOGIES, INC.

              ANNUAL MEETING OF SHAREHOLDERS -- SEPTEMBER 9, 1998

    The undersigned hereby appoints L. Michael Hone and Donald R. Peck, and each of them with full power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the annual meeting of shareholders of Centennial Technologies, Inc. referred to above and at any adjournment of that meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

    1.  ELECTION OF DIRECTORS            [ ]  FOR        [ ]  WITHHELD

      NOMINEES: Eugene M. Bullis, Steven M. DePerrior, Jay M. Eastman, Ph.D., L.
                Michael Hone, David A. Lovenheim, William J. Shea, John J.
                Shields

    To withhold authority to vote for any individual nominee(s) write his or her names in the following space

--------------------------------------------------------------------------------
                 (Continued and to be signed on reverse side.)

                       PLEASE SIGN AND RETURN IMMEDIATELY

    2. To approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance under the plan from 3,000,000 shares to 6,000,000 shares.

              [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

    3. To approve an amendment to the Company's 1994 Formula Stock Option Plan to increase the number of shares of common stock reserved for issuance under the plan from 180,000 shares to 300,000 shares.

              [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

    4. To ratify the selection of Ernst & Young L.L.P. as the Company's independent auditors.

              [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                                            Signature(s)

                                            ------------------------------------

                                            NOTE: When shares are held by joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If
                                            the person named on the stock
                                            certificate has died, please submit
                                            evidence of your authority. If a
                                            corporation, please sign in full
                                            corporate name by the President or
                                            authorized officer and indicate the
                                            signer's office. If a partnership,
                                            please sign in partnership name by
                                            authorized person.